EXHIBIT 4.(c)

         CERTIFICATE OF THE DESIGNATIONS, VOTING POWERS, PREFERENCES AND RELATIVE, PARTICIPATING, OPTIONAL AND OTHER SPECIAL RIGHTS AND QUALIFICATIONS, LIMITATIONS OR RESTRICTIONS OF SERIES C PREFERRED STOCK OF GUARDIAN INTERNATIONAL, INC.

         The undersigned hereby certify that they are the duly elected and acting President and Secretary of Guardian International, Inc., a Nevada corporation, (the "Company"), and pursuant to Nev. Rev. Stat. ss. 78.1955, DO HEREBY CERTIFY:

         That, pursuant to the authority conferred upon the Board of Directors of the Company (the "Board") by Article FOURTH of the Company's Articles of Incorporation (the "Articles"), the Board at a meeting held on October 12, 1998 adopted the following resolution:

                  RESOLVED, that the Board hereby establishes and authorizes the issuance of a third series of the blank-check preferred stock, par value $.001 per share (the "Preferred Stock"), and hereby fixes the number of shares to constitute the third series, the annual rate of dividends payable on such shares and the date from which dividends shall commence to accrue, the terms and conditions on which the shares may or shall be redeemed and the voting rights and liquidation preferences of such shares, as follows:

                  I.       DESIGNATION AND RANK.

                           The third series of Preferred Stock of the Company is
                  designated "Series C 7.00% Redeemable Cumulative Preferred Stock, par value $.001 per share" (the "Series C Preferred Stock"), and the number of shares which shall constitute such Series shall be 16,397 shares. All shares of Series C Preferred Stock shall rank equally and be identical in all respects. So long as the Series C Preferred Stock is outstanding, unless consented to by the affirmative vote of 2/3 of the holders of the outstanding Series C Preferred Stock, the Company shall not authorize or issue additional equity securities of any kind, including shares of Preferred Stock of any class, series or designation ranking in priority or in parity as to rights and preferences (including in respect of dividends or rights upon liquidation, dissolution or winding-up of the Company) with the Series C Preferred Stock now or hereafter authorized including, without limitation, additional shares of Series C Preferred Stock (except for up to 30,000 shares of Series D 6.00% Convertible Cumulative Preferred Stock, par value $0.001 per share, with a liquidation value of $1,000.00 per share (the "Series D Preferred Stock")).

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                  II.      DIVIDENDS.

                           The holders of the Series C Preferred Stock, in
                  preference to the holders of Class A Voting Common Stock, par value $.001 per share (the "Class A Common Stock"), of the Company and the Class B Non-Voting Common Stock, par value $.001 per share (collectively, with the Class A Common Stock, the "Common Stock"), of the Company and any other class or classes of stock of the Company ranking junior in rights and preferences to the Series C Preferred Stock as to payment of dividends and other distributions shall be entitled to receive, but only out of any funds legally available for the declaration of dividends, cumulative, preferential dividends at the annual rate of 7.00% of the Liquidation Value (as hereinafter defined), in parity with the holders of Preferred Stock ranking in parity with the Series C Preferred Stock, payable as follows:

                           (a) Series C Preferred Stock dividends (the
                  "Dividends") shall commence to accrue on the shares of Series C Preferred Stock and be cumulative from and after the date of issuance of such shares of Series C Preferred Stock (the "Issuance Date") and shall be deemed to accumulate and accrue from day to day thereafter. Dividends for any partial period shall be computed on the basis of a 360-day year of twelve 30-day months and the actual number of days elapsed in the period for which payable.

                           (b) The Dividends shall be payable to the holders of
                  the Series C Preferred Stock quarterly on the 1st day of January, April, July and October commencing January 1, 1999. The Company shall pay Dividends in cash; provided, however, that if the provisions of the current credit agreement to which the Company is a party, or any replacements thereof, prohibit the Company from paying Dividends in cash, the Dividends shall be paid in shares ("Dividend Common Shares") of Class A Common Stock; provided further that in no event shall the Company pay cash dividends with respect to any stock of the Company ranking junior in rights or preferences to the Series C Preferred Stock during any period in which cash dividends may not be paid or have not been paid with respect to the Series C Preferred Stock. Once issued, any Dividend Common Shares shall rank PARI PASSU and have all of the rights and privileges associated with all other shares of the Class A Common Stock. If Dividends are paid in Dividend Common Shares, the price per share of the Class A Common Stock for determining the number of Dividend Common Shares to be issued shall be equal to the average of the daily bid and asked prices as of closing of the Class A Common Stock averaged over the twenty (20) trading days prior to and including the last day
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                  of the quarter immediately preceding the date on which
                  Dividends are payable. The Company shall at all times keep reserved such number of shares of its authorized and unissued Class A Common Stock as necessary to pay all Dividends remaining to be paid with respect to the Series C Preferred Stock in shares of Class A Common Stock as contemplated by this Section II(b).

                           (c) So long as any share of Series C Preferred Stock
                  remains outstanding, the Company shall not declare, pay or set aside for payment any dividend on any stock ranking junior in rights or preferences to the Series C Preferred Stock or make any payment or set apart any fund for payment with respect to the purchase, redemption or other retirement of any stock ranking junior in rights or preferences to the Series C Preferred Stock unless all accrued and unpaid dividends with respect to the Series C Preferred Stock have been paid in full.

                  III.     REDEMPTION.

                           (a) MANDATORY REDEMPTION. The Company shall redeem
                  all outstanding shares of Series C Preferred Stock on the sixth anniversary of the Issuance Date for an amount in cash equal to the sum of (1) $1,000.00 per share (the "Liquidation Value") for each such share of Series C Preferred Stock to be redeemed plus (2) any accrued and unpaid Dividends thereon.

                           (b) OPTIONAL REDEMPTION. The Company may redeem the
                  Series C Preferred Stock, in whole or in part, at any time and from time to time, upon not less than 30 days' written notice, after the Issuance Date for an amount in cash equal to the sum of (1) the Liquidation Value for each such share of Series C Preferred Stock to be redeemed plus (2) any accrued and unpaid Dividends thereon plus (3) a premium equal to the product of
                  (i) the Liquidation Value, (ii) 7.00% and (iii) a fraction, the numerator of which is of the number of days remaining until (and excluding) the sixth anniversary of the Issuance Date and the denominator of which is 2,160 (the "Optional Redemption Price Calculation").

                           (c) REDEMPTION UPON A CHANGE OF CONTROL. A holder of
                  Series C Preferred Stock may elect to cause the Company to redeem all or any part of its shares of Series C Preferred stock upon a Change of Control (as defined below) for an amount in cash equal to the amount determined by the Optional Redemption Price Calculation (the "Redemption Price").

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                           (d)      PROCEDURES FOR REDEMPTION.

                                    (i) In the event that the Company redeems
                  shares of Series C Preferred Stock pursuant to Section III(a) or Section III(b) above, at least fifteen (15) days and not more than sixty (60) days prior to the date fixed for any redemption of the Series C Preferred Stock, written notice (the "Redemption Notice") shall be given by first class mail, postage prepaid, to each holder of record on the record date fixed for such redemption of the Series C Preferred Stock at such holder's address as it appears on the stock books of the Company; PROVIDED, HOWEVER, that no failure to give such notice nor any deficiency therein shall affect the validity of the procedure for the redemption of any shares of Series C Preferred Stock to be redeemed except as to the holder or holders to whom the Company has failed to give said notice or except as to the holder or holders whose notice was defective. The Redemption Notice shall state:

                                            (1)      the Redemption Price;

                                            (2) whether all or less than all
                  the outstanding shares of the Series C Preferred Stock are to be redeemed and the total number of shares of the Series C Preferred Stock being redeemed;

                                            (3) the date fixed for redemption
                  (the "Redemption Date");

                                            (4) that the holder is to surrender
                  to the Company, in the manner, at the place or places and at the price designated, his certificate or certificates representing the shares of Series C Preferred Stock to be redeemed; and

                                            (5) that dividends on the shares of
                  the Series C Preferred Stock to be redeemed shall cease to accumulate on such Redemption Date unless the Company defaults in the payment of the Redemption Price.

                                    (ii) (1) In the event that a holder of
                  Series C Preferred Stock (the "Redeeming Series C Holder") elects to redeem its shares of Series C Preferred Stock pursuant to Section III(c) above, at least fifteen (15) days and not more than sixty (60) days prior to the date of any such redemption of the Series C Preferred Stock, written notice (the "Holder's Redemption Notice") shall be given by first class mail, postage prepaid, to the Company. The Redemption Notice shall state:

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                                                     (A) whether all or less
                  than all the outstanding shares of the Series C Preferred Stock are to be redeemed and the total number of shares of the Series C Preferred Stock being redeemed; and

                                                     (B) the date of the
                  redemption (the "Redemption Date").

                                            (2) The Company shall, within 10
                  days of receipt of the Holder's Redemption Notice, send a notice to the Redeeming Series C Holder (the "Company's Redemption Notice"), stating:

                                                     (A) the Redemption Price;
                  and

                                                     (B) that the Redeeming
                  Series C Holder is to surrender to the Company, in the manner, at the place or places and at the price designated, his certificate or certificates representing the shares of Series C Preferred Stock to be redeemed; and

                                                     (C) that Dividends on the
                  shares of Series C Preferred Stock to be redeemed shall cease to accumulate on the Redemption Date unless the Company defaults in the payment of the Redemption Price.

                                    (iii) Each holder of Series C Preferred
                  Stock redeemed pursuant to the provisions of Section III(a),
                  (b) or (c) hereof shall surrender the certificate or certificates representing such shares of Series C Preferred Stock to the Company, duly endorsed (or otherwise in proper form for transfer, as determined by the Company), in the manner and at the place designated in the Company's Redemption Notice, and on the Redemption Date the full Redemption Price for such shares shall be payable in cash to the person whose name appears on such certificate or certificates as the owner thereof, and each surrendered certificate shall be canceled and retired. In the event that less than all of the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.

                                    (iv) On and after the Redemption Date,
                  unless the Company defaults in the payment in full of the Redemption Price, Dividends on the Series C Preferred Stock called for redemption shall cease to accumulate on the Redemption Date, and all rights of the

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                  holders of redeemed shares shall terminate with respect
                  thereto on the Redemption Date, other than the right to receive the Redemption Price, without interest; PROVIDED, HOWEVER, that if notices of redemption shall have been given as provided in Section III (d)(i) and (ii) above and the funds necessary for redemption (including an amount in respect of all dividends that will accrue to the Redemption Date) shall have been irrevocably deposited in trust for the equal and ratable benefit for the holders of the shares to be redeemed, then, at the close of business on the day on which such funds are segregated and set aside, the holders of the shares to be redeemed shall cease to be stockholders of the Company, shall have no interest in or claims against the Company by virtue thereof and shall have no rights with respect thereto, except the right to receive the Redemption Price, without interest, upon surrender (and endorsement, if required by the Company) of their certificates, and the shares evidenced thereby shall no longer be outstanding.

                           (e) For purposes of Section III(c) above, "Change of
                  Control" means (i) the acquisition directly or indirectly, by any "person" or "group" (as used in Section 13(d) of the Securities Exchange Act of 1934, as amended) of beneficial ownership (as defined in Section 13(d)) of in excess of 35% of the Company's combined voting power of all then-outstanding voting securities, provided, however, that any acquisition or disposition (whether by sale, transfer, assignment, pledge, hypothecation, gift, placement in trust (voting or otherwise) or transfer by operation of law of, creation of a security interest in or lien on, or any other encumbering or disposal, directly or indirectly, whether with or without consideration and whether voluntarily or involuntarily) of voting securities by Wester Security, Inc., a Kansas corporation, Western Resources, Inc., a Kansas corporation, or Protection One, Inc., a Delaware corporation, or any "affiliate" of any of such entities (as the term "affiliate" is defined by Rule 405 promulgated under the Securities Act of 1933, as amended) (collectively, the "Westar Group") shall not be deemed to be a "Change of Control"; (ii) the consummation of a merger, consolidation, or other business combination of the Company with any other person (as defined immediately above), other than a merger, consolidation or other business combination that would result in the outstanding Common Stock immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into common stock of the surviving entity or a parent or affiliate thereof) at least 65% of the outstanding Common Stock or stock of the surviving entity or parent or affiliate thereof outstanding immediately after such transaction; (iii) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of

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                  all or substantially all of the assets of the Company; or (iv)
                  a majority of the Board of Directors of the Company shall consist of persons other than persons who (V) are members of the Board on the Issuance Date, (W) are nominated by David C. Wittig, at any time and from time to time, (X) are elected or appointed to serve as Independent Directors (as defined below) prior to December 31, 1998, including but not limited to, Joel
                  A. Cohen, (Y) were elected to the Board by a majority vote of directors on the Board on the Issuance Date or their successors elected pursuant to this clause (Y), or (Z) are elected by holders of either the Series C Preferred Stock or the Series D Preferred Stock in accordance with Section 5(c) hereof or are nominated by holders of the Series D Preferred Stock pursuant to Section 2(a) of that certain Stockholders Agreement dated as of October 21, 1998 by and among the Company, Westar Security, Inc., a Kansas corporation
                  ("Westar") and Harold Ginsburg, Sheilah Ginsburg, Richard Ginsburg and Rhonda Ginsburg (collectively, the "Ginsburgs"). For purposes of this Section III(e), the term "Independent Director" shall mean a person who is not (i) an officer or employee of the Company or its Affiliates or of Westar or its Affiliates, or (ii) related by blood or marriage to any of the Ginsburgs.

                  IV.      VOTING RIGHTS.

                           The holders of Series C Preferred Stock shall not be
                  entitled to vote or consent on any matters required or permitted to be submitted to the stockholders of the Company for their approval, except to the extent that voting rights are specifically provided by Nevada law or Section I or V hereof.

                  V.       SPECIAL VOTING RIGHTS

                           (a) AMENDMENT TO CERTIFICATE OF DESIGNATIONS. The
                  Company shall not amend the Articles or this Certificate of Designations so as to adversely affect in any manner the specified rights, preferences, privileges or voting rights of the Series C Preferred Stock or to authorize additional shares of Series C Preferred Stock unless consented to by the affirmative vote of 2/3 of the holders of the outstanding Series C Preferred Stock.

                           (b)      ELECTION OF DIRECTORS.

                                    (i) Subject to the provisions of Section
                  V(b)(ii) below, upon the occurrence of a Default Event (hereafter defined) with respect to the Series C Preferred Stock and for the duration of the Default Period (hereafter defined), the holders of

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                  the Series C Preferred Stock, in addition to any other voting rights they may have by law, shall be entitled to vote (voting separately as a series by a majority of the outstanding shares thereof) for the election to the Board of Directors of the smallest number of additional directors necessary to constitute at any given time a majority of the total number of members of the Board of Directors (after giving effect to such election), and should such percentage when applied to the number of the members of the Board of Directors result in a number that includes a fraction, then such number shall be increased to the next whole number. In addition, during the Default Period, the holders of the Series C Preferred Stock shall be entitled to designate (voting as a series as aforesaid) the number of positions on the Board of Directors, which shall be the smallest number of directors necessary for the nominees of the holders of the Series C Preferred Stock to constitute a majority of the full Board. In case the holders of the Series C Preferred Stock become entitled to exercise such special voting rights, they may call a special meeting of stockholders during the Default Period, in the manner provided in the bylaws or otherwise as provided by law, for the purpose of increasing or decreasing the number of positions on the Board of Directors and electing such members to the Board of Directors. In addition, the holders of the Series C Preferred Stock shall have such special voting rights at any annual or regular meeting of stockholders (or any other special meeting not called by the holders of the Series C Preferred Stock) held during the Default Period. In lieu of the foregoing, the holders of the Series C Preferred Stock may take any of such actions by a written consent signed by the holders of at least a majority of the shares the Series C Preferred Stock outstanding and entitled to vote thereon.

                                    (ii) Notwithstanding the provisions of
                  Section V(b)(i) above, if during the Default Period, a Default Event occurs and is continuing with respect to the Series D Preferred Stock, the holders of the Series D Preferred Stock, in addition to any other voting rights they may have by law, shall be entitled to vote (together, as a class, with the Series C Preferred Stock) for the election of additional directors to the Board of Directors, as described in Section V(b)(i) above.

                                    (iii) REMOVAL; VACANCIES. During the Default
                  Period, each director elected by the holders of the Series C Preferred Stock may be removed only by the vote of the holders of the majority of the outstanding shares of such series of Preferred Stock, voting separately as a series, at a meeting of the stockholders, or of the

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                  holders of the Series C Preferred Stock, called for that
                  purpose. During the Default Period, any vacancy in the office of a director elected by the holders of the Series C Preferred Stock may be filled by a vote of the remaining directors then in office elected by the holders of such series of Preferred Stock, or, if not so filled, by the holders of such series of Preferred Stock at any meeting, annual or special, for the election of directors held thereafter. A special meeting of stockholders, or of the holders of shares of Series C Preferred Stock, may be called for the purpose of filling any such vacancy. In the case of removal of any such director, the vacancy may be filled at the same meeting at which such removal shall be voted. Holders of the Series C Preferred Stock shall be entitled to notice of each meeting of stockholders at which they shall have any right to vote or notice of which is otherwise required by law. In lieu of the foregoing, the holders of the Series C Preferred Stock may take any of such actions by a written consent signed by the holders of at least a majority of the shares of such series of Preferred Stock outstanding and entitled to vote thereon.

                                    (iv) EXPIRATION OF RIGHT. Upon termination
                  of the Default Period, the special voting rights of the holders of the Series C Preferred Stock in default provided hereunder shall be immediately divested, but always subject to the revesting of such right in the holders of the Series C Preferred Stock upon the occurrence of any subsequent Default Event. In the event that such rights of the holders of the Series C Preferred Stock shall cease as provided above, then the directors elected to the Board of Directors by the holders of the Series C Preferred Stock under this Section V shall be automatically removed from office, and their respective positions terminated and the number of positions on the Board of Directors reduced in accordance with such termination, without further action on the part of the holders of Preferred Stock, the holders of Common Stock or the Board of Directors.

                                    (v) DEFAULT EVENT. For purposes hereof, a
                  "Default Event" occurs on the date that (A) (i) the Company has failed to pay a Dividend when due and (ii) such Dividend remains unpaid for 30 days or (B) the Company fails to discharge any redemption obligation with respect to the Series C Preferred Stock.

                                    (vi) DEFAULT PERIOD. For purposes hereof,
                  "Default Period" means a period commencing on the date a Default Event occurs and ending (i) with respect to a Dividend default upon the payment of the next quarterly Dividend in full and any cumulative

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                  Dividends in arrears in full and (ii) with respect to a
                  redemption default, upon the discharge in full by the Company of its obligations with respect to such redemption.

                  VI.      LIQUIDATION.

                           (a) The Series C Preferred Stock shall rank PARI
                  PASSU upon liquidation with the Series D Preferred Stock and shall be preferred upon liquidation over the Common Stock and any other class or classes of stock of the Company which does not expressly rank senior in rights and preferences to the Series C Preferred Stock or on a parity with the Series C Preferred Stock upon liquidation. Holders of shares of Series C Preferred Stock shall be entitled to be paid, after full payment is made on any stock ranking prior to the Series C Preferred Stock as to rights and preferences (but before any distribution is made to the holders of the Common Stock and any junior stock), pro rata based on the Liquidation Value PARI PASSU with the holders of shares of the Series D Preferred Stock upon the voluntary or involuntary dissolution, liquidation or winding up of the Company (a "Liquidation").

                           (b) The amount payable on each share of Series C
                  Preferred Stock in the event of Liquidation shall be the Liquidation Value plus any accrued and unpaid Dividends.

                           (c) Upon Liquidation, if the net assets of the
                  Company are insufficient to permit the payment in full of the amounts to which the holders of all outstanding shares of Series C Preferred Stock are entitled as provided above, the entire net assets of the Company remaining (after full payment is made on any stock ranking prior to the Series C Preferred Stock as to rights and preferences) shall be distributed among the holders of Series C Preferred Stock and the holders of shares of Preferred Stock ranking in parity with the Series C Preferred Stock as to rights and preferences to which they are respectively entitled in amounts proportionate to the full preferential amounts.

                           (d) For purposes of this Section VI, the voluntary
                  sale, lease, exchange or transfer, for cash, shares of stock, securities or other consideration, of all or substantially all the Company's property or assets to, or its consolidation or merger with, one or more corporations shall not be deemed to be a Liquidation.

                  VII.     NOTICES TO HOLDERS OF SERIES C PREFERRED STOCK.

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                           In the event:

                           (a) of any consolidation or merger to which the
                  Company is a party and for which approval of any stockholders of the Company is required, or of the conveyance or transfer of the properties and assets of the Company substantially as an entirety, or of any capital reorganization or reclassification or change of the Common Stock (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination);

                           (b)      of Liquidation;

                           (c)      of a Change of Control

                  then the Company shall cause to be given to each of the registered holders of the Series C Preferred Stock at its address appearing on the Register for the Series C Preferred Stock, at least 20 calendar days prior to the applicable record date hereinafter specified, by registered mail, postage prepaid, return receipt requested, a written notice stating the date on which any such consolidation, merger, conveyance, transfer or Liquidation or Change of Control is expected to become effective, and the date as of which it is expected that holders of record of Common Stock shall be entitled to exchange their shares for securities or other property, if any, deliverable upon such reclassification, consolidation, merger, conveyance, transfer or Liquidation.





                                                      * * * *

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         IN WITNESS WHEREOF, the Company has caused this Certificate to be duly executed in its corporate name on this 21st day of October, 1998.


                                          GUARDIAN INTERNATIONAL, INC.


                                          By:  /S/ RICHARD GINSBURG
                                               ---------------------------------
                                               Richard Ginsburg, President and
                                                 Chief Executive Officer


                                          By:  /S/SHEILAH GINSBURG
                                               ---------------------------------
                                               Sheilah Ginsburg, Secretary
STATE OF FLORIDA  )
                  )
COUNTY OF BROWARD )


BEFORE ME, the undersigned authority, personally appeared RICHARD GINSBURG and SHEILAH GINSBURG, to me known to be the President and Chief Executive Officer and Secretary, respectively, of GUARDIAN INTERNATIONAL, INC., a Nevada corporation, who acknowledged before me that they have executed the foregoing Certificate in their respective capacity as officers of the said corporation for the reasons and purpose therein expressed, and that the statements contained in the said Certificate are true and correct.

Sworn to and subscribed before me at Hollywood, Florida this 21st day of October, 1998.

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